As filed with the Securities and Exchange Commission on June 19, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMBRIDGE BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2777442
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1336 Massachusetts Avenue Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

CAMBRIDGE BANCORP 2017 EQUITY AND CASH INVENTIVE PLAN

CAMBRIDGE BANCORP AMENDED 1993 STOCK OPTION PLAN
(Full Title of Plans)

Michael F. Carotenuto

Cambridge Bancorp

1336 Massachusetts Avenue
Cambridge, MA 02138

(617) 876-5500

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Richard A. Schaberg, Esq.
Abigail C. Smith, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Telephone:  (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large Accelerated filer		☐	Accelerated filer
☒ Non-Accelerated filer		☐	Smaller Reporting Company
	(Do not check if smaller reporting company)	☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(2)
Common Stock (Par Value $1.00 Per Share)	700,000	$89.375	$62,562,500	$7,789.03	[1]
(1)

Amount represents 500,000 shares of common stock pursuant to the registrant’s 2017 Equity and Cash Incentive Plan and 200,000 shares of common stock pursuant to the registrant’s Amended 1993 Stock Option Plan.  This registration statement also shall cover any shares of the registrant’s common stock which become issuable under the registrant’s above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration and which results in an increase in the number of shares of the registrant’s outstanding common stock.

(2)

Estimated solely for the purpose of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low price of the common stock of Cambridge Bancorp as reported in the consolidated reporting system on June 18, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Cambridge Bancorp (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 21, 2018;

(b)

the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 22, 2018 (solely to the extent incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017);

(c)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed on May 9, 2018;

(d)	Current Reports on Form 8-K filed on March 1, 2018, May 15, 2018 and June 19, 2018; and

(e)

the description of the Company’s common stock contained in the Company’s Registration Statement on Form 10-12B (File No. 1- 38184), filed on August 9, 2017, as amended, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents, provided, however, that the Company is not incorporating by reference any information furnished (but not filed). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cambridge Bancorp is a Massachusetts corporation. Massachusetts General Laws (“MGL”) Chapter 156D, Part 8, Subdivision E, provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and individuals serving with respect to any employee benefit plan, and must, in certain cases, indemnify a director or officer for his reasonable costs if he is wholly successful in his defense in a proceeding to which he was a party because he was a director or officer of the corporation. In certain circumstances, a court may order a corporation to indemnify its officers or directors or advance their expenses. MGL Chapter 156D, Section 8.58 allows a corporation to limit or expand its obligation to indemnify its directors, officers, employees and agents in the corporation’s articles of organization, a bylaw adopted by the shareholders, or a contract adopted by its board of directors or shareholders.

Under the Company’s Bylaws, the Company shall, to the extent legally permissible, indemnify each director and officer against all expenses and liabilities reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding in which he or she may become involved by reason of having served in such capacity.  The Company shall not provide indemnification (a) with respect to a proceeding voluntarily initiated by a director or officer unless he or she is successful on the merit, the proceeding was authorized by the Company, or the proceeding seeks a declaratory judgment regarding his or her own conduct or (b) with respect to a compromise payment made to dispose of a matter, unless the payment and indemnification thereof have been approved by the Company or a court of competent jurisdiction.  The Company also shall not provide indemnification for any person with respect to matters as to which he or she shall have been finally adjudicated (a) not to have acted in good faith in the reasonable belief that his or her action was in, or at least not opposed to, the best interests of the Company and (b) in the case of a criminal proceeding, to have had reasonable cause to believe his or her conduct was unlawful.

Indemnification under the Company’s Bylaws includes payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt from the person to be indemnified of (i) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in the Company’s Bylaws and (ii) a written undertaking to repay such payment if such person shall be adjudicated to be not entitled to indemnification.

The right of indemnification under the Company’s Bylaws is a contractual right inuring to the benefit of the directors, officers and other persons entitled to indemnification and no amendment or repeal of the Bylaws shall adversely affect any right of such director, officer or other person existing at the time of such amendment or repeal

The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Organization, as amended (incorporated by reference to Exhibit 3.1 of the Form 8-K filed with the SEC on June 18, 2018).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

4.3	Specimen stock certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

5.1	Opinion of Hogan Lovells US LLP.

10.1

Cambridge Bancorp 2017 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.2 of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

10.2

Cambridge Bancorp Amended 1993 Stock Option Plan (incorporated by reference to Exhibit 10.1 of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

10.2(a)

Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.1(a) of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

10.2(b)

Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.1(b) of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

10.2(c)

Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Nonstatutory Stock Option Agreement (incorporated by reference to Exhibit 10.1(c) of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

10.2(d)

Cambridge Bancorp Amended 1993 Stock Option Plan—Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.1(d) of Amendment No. 2 of the Registration Statement File No. 1-38184 on Form 10 filed with the SEC on October 4, 2017).

23.1	Consent of Hogan Lovells US LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page 6).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)   (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   That, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cambridge Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge and Commonwealth of Massachusetts, on June 19, 2018.

CAMBRIDGE BANCORP,
a Massachusetts Corporation

By:	/s/ Michael F. Carotenuto
	Name:	Michael F. Carotenuto
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Denis K. Sheahan and Michael F. Carotenuto, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement and any and all registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on June 19, 2018.

Signature	Title

/s/ Denis K. Sheahan	Chairman, Chief Executive Officer
Denis K. Sheahan	(Principal Executive Officer)

/s/ Michael F. Carotenuto	Chief Financial Officer
Michael F. Carotenuto	(Principal Financial Officer and Principal Accounting Officer)

/s/ Donald T. Briggs	Director
Donald T. Briggs

/s/ Jeanette G. Clough	Director
Jeanette G. Clough

/s/ Sarah G. Green	Director
Sarah G. Green

/s/ Edward F. Jankowski	Director
Edward F. Jankowski

/s/ Hambleton Lord	Director
Hambleton Lord

/s/ Leon A. Palandjian	Director
Leon A. Palandjian

/s/ Cathleen A. Schmidt	Director
Cathleen A. Schmidt

/s/ Gregg Stone	Director
Gregg Stone

/s/ Anne M. Thomas	Director
Anne M. Thomas

/s/ Mark D. Thompson	President and Director
Mark D. Thompson

/s/ David C. Warner	Director
David C. Warner

/s/ Linda Whitlock	Director
Linda Whitlock

/s/ Susan R. Windham-Bannister	Director
Susan R. Windham-Bannister